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                                                                   EXHIBIT 23.01


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the use in the Current Report on Form 8-K/A of Phone.com dated April 14, 2000 of our report dated February 19, 2000, with respect to the balance sheets of Onebox.com, Inc. (a development stage company) as of December 31, 1999 and 1998, and the related statements of operations, shareholders' equity, and cash flows for the year ended December 31, 1999 and for the periods from May 20, 1998 (date of incorporation) to December 31, 1998 and 1999.


                                                   /s/ Ernst & Young

Palo Alto, California
June 23, 2000